Putnam Tax Exempt Income Fund, March 31, 2014, semiannual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 				79,992,277 	3,269,091
Ravi Akhoury 				80,020,212 	3,241,156
Barbara M. Baumann 			80,225,303 	3,036,064
Jameson A. Baxter 			80,150,858 	3,110,509
Charles B. Curtis 			80,110,892 	3,150,475
Robert J. Darretta 			80,298,920 	2,962,447
Katinka Domotorffy 			80,080,278 	3,181,090
John A. Hill 				80,182,220 	3,079,148
Paul L. Joskow 				80,184,142 	3,077,226
Kenneth R. Leibler 			80,197,527 	3,063,840
Robert E. Patterson 			80,137,547 	3,123,821
George Putnam, III 			80,119,121 	3,142,247
Robert L. Reynolds 			80,139,550 	3,121,817
W. Thomas Stephens 			80,221,991 	3,039,376

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
64,475,263 	2,060,284 		4,707,165 			12,018,655


A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
63,860,813 	2,467,626 		4,914,274 			12,018,654

All tabulations are rounded to the nearest whole number.